Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated February 27, 2007 included in this Form 10-K, on the financial statements of Fortress International Group, Inc. (formerly Fortress America Acquisition Corporation) for the years ended December 31, 2006 and 2005 and for the period from December 20, 2004 (inception) to December 31, 2006, into the Company’s previously filed Post Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 (333-123504) and the Company’s previously filed Registration Statement on Form S-8 (333-142906).

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 31, 2008